ADVISORY AGREEMENT



     AGREEMENT, made as of this 1st day of November, 1996, between VANGUARD CONVERTIBLE SECURITIES FUND, INC., a Maryland corporation (the "Fund") and OAKTREE CAPITAL MANAGEMENT, LLC, a California limited liability company (the "Adviser").

     WHEREAS, the Fund is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund desires to retain the Adviser to render investment advisory services to the Fund, and the Adviser is willing to render such services;

     NOW, THEREFORE, this Agreement

                                W I T N E S S E T H
                                -------------------

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

     1. Appointment of Adviser. The Fund hereby appoints the Adviser to act as investment adviser to the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

     2. Advisory Duties. Subject to any written limitations imposed by the officers or the Board of Directors of the Fund, the Adviser shall supervise and direct the investment operations of the Fund and the composition of the Fund's portfolio, including the purchase, retention and disposition thereof, in accordance with the Fund's investment objective and policies as stated in the Prospectus (as defined in paragraph 3(f) of this Agreement) dated November 1, 1996 (with such amendments or supplements to such objective and policies as are mutually agreed to by the Adviser and the Fund) and subject to the following understandings:

     (a) Upon the terms and provisions of this Agreement, the Adviser shall provide supervision of the Fund's investments, furnish a continuous investment program for the Fund's portfolio, determine from time to time what investments or securities will be purchased, retained or sold by the Fund, and what portion of the assets will be invested or held uninvested as cash.

     (b) The Adviser shall use the same skill and care in the management of the Fund's portfolio as it uses in the administration of other fiduciary accounts for which it has investment responsibility (subject to paragraph 2(h) of this Agreement).

     (c) The Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Articles of Incorporation, By-Laws and Prospectus of the Fund and with the written instructions and written directions of the officers or the Board of Directors of the Fund and will conform to and comply with any applicable requirements of the 1940 Act and all other applicable federal and state laws and regulation.

     (d) The Adviser shall determine the securities to be purchased or sold by the Fund and is authorized to place orders pursuant to its determinations either directly with the issuer or with any broker and/or dealer. The Adviser is directed to use its best efforts to obtain the best available price and most favorable execution (which may include consideration of the factors set forth in the following sentence), consistent with applicable federal and state laws and regulations and consistent with the written directions of the Board of Directors of the Fund. In selecting brokers and/or dealers to execute the Fund's portfolio transactions, the Adviser will give consideration to such factors as the price of the security, the rate of commission, the size and difficulty of the order, the reliability, integrity, financial condition, and general execution and operational capabilities of competing brokers and/or dealers, and the brokerage and research services which they provide to the Adviser or the Fund. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise.

     Nothing in this paragraph 2(d) shall limit the Adviser's obligations under any applicable federal or state laws or regulations.

     The Adviser will promptly communicate to the officers and Board of Directors of the Fund such information relating to portfolio transactions as they may reasonably request.

     On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other customers, the Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be sold or purchased. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other customers.

     (e) The Fund (and not the Adviser) shall be liable for any and all federal, state, local or other taxes, or other governmental charges, with respect to the income or gain of the Fund.

     (f) The Adviser shall maintain books and records with respect to the Fund's securities transactions and shall render to the Fund's Board of Directors such periodic and special reports as the Board may reasonably request.

     (g) The Adviser shall provide the Fund on each business day with a list of all securities transactions for that day.

     (h) It is understood that the Adviser may render management and investment advice and services of the type described in this Agreement or of other types, and the Adviser may offer equity-linked securities and other investment opportunities, to any other person, including without limitation any corporation, partnership, association, business, trust, individual or other entity (a "Person").

     The Fund understands that the Adviser shall be free at all times, in its discretion, to make or to advise investments for others which may be the same as or may be different from those made with respect to the Fund. Actions or decisions regarding the Fund or any part thereof may be the same as or different from actions or decisions which the Adviser, or any of its affiliates, or any of their officers, directors, stockholders or employees, or any members of any of their families, or other Persons may take with respect to the same securities.

     3. Documents Delivered. The Fund has delivered to the Adviser copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

     (a) Amended and Restated Articles of Incorporation of the Fund, dated March 14, 1986 (such Articles of Incorporation, as presently in effect and as amended from time to time, are herein called the "Articles of Incorporation");

     (b) By-Laws of the Fund (such By-Laws, as presently in effect and as amended from time to time, are herein called the "By-Laws");

     (c) Certified resolutions of the Board of Directors of the Fund authorizing the appointment of the Adviser and approving the form of this Agreement;

     (d) Registration Statement under the Securities Act of 1933, on Form N-l A, as filed with the Securities and Exchange Commission (the "Commission") on March 26, 1986, together with amendments thereto as filed with the Commission on March 26, 1986 (as so amended, the "Registration Statement"), relating to shares of the Fund's common stock, and all other amendments thereto;

     (e) Notification of Registration of the Fund under the 1940 Act on Form N-8A as filed with the Commission on March 26, 1986, and all amendments thereto; and

     (f) Prospectus of the Fund dated November 1, 1996 (such Prospectus as presently in effect and as amended or supplemented from time to time, is herein called the "Prospectus").

     (g) A copy of any information provided to shareholders concerning the Fund's retention of the Adviser or any amendments to this Agreement at least 7 days prior to the date it is distributed to shareholders.

     The Adviser has delivered to the Fund a copy of its current Form ADV registration as an investment adviser under the Investment Advisers Act of 1940.

     4. Books and Records. The Adviser agrees that all records which it maintains for the Fund are the property of the Fund and it will surrender promptly to the Fund any of such records upon the Fund's request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act any such records as are required to be maintained by paragraph 2(f) hereof or by Rule 31a-1(F) of the Commission under the 1940 Act. Notwithstanding any other provision of this paragraph 4, the Fund agrees to make available to Adviser all books and records containing performance information relating to Adviser's management of the Fund.

     5. Performance Information. The Adviser may include in its own sales materials the Fund's name, performance information relating to the Adviser's management of the Fund and a brief description of this Agreement.

     6. Reports to Adviser. The Fund agrees to furnish the Adviser at its principal office all prospectuses, proxy statements, reports to stockholders, sales literature, or other material prepared for distribution to shareholders of the Fund or the public, which refer in any way to the Adviser, ten (10) days prior to use thereof and not to use such material if the Adviser should object thereto in writing within seven (7) days after receipt of such material. In the event of termination of this Agreement, the Fund will, on written request of the Adviser, forthwith delete any reference to the Adviser from any materials described in the preceding sentence. The Fund shall furnish or otherwise make available to the Adviser such other information relating to the business affairs of the Fund as the Adviser at any time, or from time to time, reasonably requests in order to discharge its obligation hereunder.

     7. Expenses. During the term of this Agreement the Adviser will pay all expenses incurred by it in connection with its activities under this Agreement, provided that the Adviser shall not be required to pay (and if paid by the Adviser, shall be reimbursed by the Fund) for payments of (i) the cost of investments purchased for the Fund, (ii) taxes or other governmental charges referred to in paragraph 2(e) hereof, (iii) professional fees and expenses related to the investments of the Fund, or any part thereof, including without limitation legal, auditing, accounting and investment banking fees and expenses (any of which the Adviser agrees not to incur on behalf of the Fund without the

Fund's written approval) and (iv) custodian, commission, brokerage, finders' or similar fees related to the investments of the Fund.

     8. Compensation. For the services to be rendered by the Adviser as provided in this Agreement, the Fund shall pay to the Adviser at the end of each of the Fund's fiscal quarters, a fee calculated by applying a quarterly rate, based on the following annual percentage rates, to the Fund's average month-end assets for the quarter (the "Basic Fee"):

            0.425% with respect to the first $100 million of assets; 0.400% with respect to the next $100 million of assets;
            0.375% with respect to the next $100 million of assets;
               0.350% with respect to the next $100 million; and
            0.325% with respect to assets in excess of $400 million.

     It is not intended that funding under this contract will exceed $500 million. Assets will be valued as provided in the Prospectus dated November 1, 1996.

     Beginning November 30, 1997, the Basic Fee payment to the Adviser, may be increased or decreased by a Performance Fee Adjustment (the "Adjustment"). The Adjustment shall be a percentage of the Basic Fee and shall change proportionately with the investment performance of the Fund relative to the investment performance of the First Boston Convertible Index (the "Index"). The following table sets forth the Adjustment of the Basic Fee payable by the Fund to the Adviser under this investment advisory agreement.

Cumulative Performance of
the Fund vs. the Index                            Performance Fee Adjustment
for the Relevant Period                           as a Percentage of Basic Fee
-----------------------                           ----------------------------
- 100% of Performance Factor or more                            -50%
- 1% to 99% of Performance Factor                          0 to -50%
               0                                                  0
+ 1% to +99% of Performance Factor                         0 to +50%
+ 100% of Performance Factor or more                            +50%

The Adjustment will be calculated as follows, using data from the table below:

     To calculate the Adjustment for a given quarter, (1) for the Relevant Period for that quarter as set forth in the table below (the "Relevant Period"), the difference between the investment performance of the Fund and the investment performance of the Index (the "Performance Differential") will be calculated,
(2) the Performance Differential will be compared to the Performance Factor specified by the table for that period to determine the extent to which an Adjustment is in order, and (3) the Adjustment will be the appropriate percentage of the Basic Fee* for an average quarter in that Relevant Period determined from the table above.

     * For purposes of this calculation, the relevant Basic Fee is calculated by applying the quarterly rate against average assets over the Relevant Period for which performance is measured.

                                                                     Performance
Quarter Ending                    Relevant Period                   Factor (b.p)
---------------                   ---------------                   ------------

Before 1l/30/97                      ----------- no adjustment ----------
1l/30/97                          12/l/96 - 1l/30/97                      67
2/28/98                           12/1/96 - 2/28/98                       83
5/3l/98                           12/l/96 - 5/31/98                      100
8/31/98                           12/l/96 - 8/3l/98                      117
11/30/98                          12/l/96 - 1l/30/98                     133
2/28/99                           12/l/96 - 2/28/99                      150
5/3l/99                           12/l/96 - 5/31/99                      167
8/31/99                           12/l/96 - 8/31/99                      183
1l/30/99                          12/l/96 - 1l/30/99                     200
After 11/30/99                     prior 36 months                       200

Please see Appendix A for examples of the calculation of this fee.

     The investment performance of the Fund for such period, expressed as a percentage of the net asset value per share of the Fund at the beginning of such period, shall be the sum of: (i) the change in the net asset value per share of the Fund during such period; (ii) the value of the cash distributions per share of the Fund accumulated to the end of such period; and (iii) the value of capital gains taxes per share paid or payable by the Fund on undistributed realized long-term capital gains accumulated to the end of such period. For this purpose, the value of distributions per share of realized capital gains, of dividends per share paid from investment income and of capital gains taxes per share paid or payable on undistributed realized long-term capital gains shall be treated as reinvested in shares of the Fund at the net asset value per share in effect at the close of business on the record date for the payment of such distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distributions, dividends and taxes.

     The "investment record" of the Index for the period, expressed as a percentage of the Index level at the beginning of the period, shall be the sum of (i) the change in the level of the Index during the period and (ii) the value, computed consistently with the Index, of cash distributions having an ex-dividend date occurring within the period made by companies whose securities comprise the Index.

     In the event of termination of this Agreement, the fee provided in this paragraph 8 shall be computed and paid for the period ending on the last business day on which this

Agreement is in effect with the quarterly fee being pro rated based on the number of days elapsed in the then current fiscal quarter as a percentage of the total number of days in such quarter.

     9. Certain Representations and Warranties.

     (a) Adviser hereby confirms to the Fund that Adviser has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of Adviser has been duly authorized and , upon execution and delivery, this Agreement will be binding upon Adviser in accordance with its terms.

     (b) The Fund hereby confirms to Adviser that it has full power and authority to enter into this Agreement and that the execution of this Agreement on behalf of the Fund has been fully authorized and, upon execution and delivery, this Agreement will be binding upon the Fund in accordance with its terms. The execution and performance of this Agreement by the Fund do not require the consent of the shareholders of the Fund or of any administrative agency or other governmental authority.

     10. Liability of Adviser. No provision of this Agreement shall be deemed to protect the Adviser against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement. Federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Fund or its shareholders may have under such laws.

     11. Indemnification. The Fund agrees to indemnify the Adviser and the Adviser's officers, directors, employees and agents, as well as persons who control or are controlled by the Adviser (collectively, the "Indemnified Parties") to the fullest extent permitted under law against any liabilities and expenses (including reasonable attorneys' fees) that the Indemnified Parties may incur as a result of any untrue statement of a material fact in the Fund's Registration Statement (as such term is defined in paragraph 3(d) of this Agreement) or any other sales materials relating to the Fund, or the omission of a material fact known or which should have been known and was required to have been included in the Registration Statement or sales material, or was necessary to make the statements therein not misleading, unless the statement or omission was made in reliance upon written information that the Indemnified Parties provided to the Fund or The Vanguard Group, Inc. ("TVGI").

     12. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall continue until October 31, 1998, and thereafter shall continue for periods of one year so long as such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Directors of the Fund who are not parties to this Agreement or interested persons (as defined in the 1940
Act) of any such party, case in person at a meeting called for the purpose of voting such approval, and (b) by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund. This Agreement may be terminated by the Fund at any time, without the payment of any penalty, by vote of a majority of the entire Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund on 60 days' written notice to the Adviser. This Agreement may also be terminated by the Adviser, without the payment of any penalty, on 60 days' written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

     13. Notices, Notices given or sent under or pursuant to this Agreement shall be in writing and be deemed to have been given or sent if delivered to the party at its address listed below in person or by telecopy or within five days of mailing if mailed postage prepaid to such address. The addresses of the parties are:

The Fund:
Vanguard Financial Center
100 Vanguard Boulevard
Malvern, PA 19355
Attention: Raymond J. Klapinsky, Secretary
Telecopy: (610) 640-1371

OAKTREE CAPITAL MANAGEMENT, LLC
550 South Hope Street, 22nd Floor
Los Angles, California 9007 1
Attention: Howard Marks
Telecopy: (213) 694-1592

Each party may change its address by giving notice as herein provided.

     14. Independent Contractor. The Adviser shall for all purposes herein be deemed to be an independent contractor. Nothing in this Agreement shall be deemed to create a partnership between the parties, whether for purposes of taxation or otherwise.

     15 Amendment of Agreement. This Agreement may be amended by mutual consent, but the consent of the Fund must be approved (a) by vote of a majority of those members of the Board of Directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of the Fund.

     16. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     17. Proxy Policy. With regard to the solicitation of shareholder votes, the Fund shall vote the shares of all Portfolio securities held by the Fund.

     18. Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument,

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

ATTEST:

                                             VANGUARD CONVERTIBLE
                                             SECURITIES FUND, INC.

/S/ Raymond J Klapinsky                     /S/ John J. Brennan
      Secretary                                    President

ATTEST:

                                                 OAKTREE CAPITAL
                                                 MANAGEMENT, LLC

/S/ Kenneth Liang                           By: /S/ Howard S. Marks
   Managing Director &                              Chairman
   General Counsel
                                            By: /S/ Bruce A. Karsh
                                                    President

Appendix A - Fee Calculation Example #1 (Initial Adjustment)

1. Fee Schedule

BASE FEE

Net Assets                      Annual Rate
------------------             -------------
First $100 million               0.425%
Next $100 million                0.400%
Next $100 million                0.375%
Next SlOO million                0.350%
Over $40O million                0.325%

PFRFORMANCE ADJUSTMFNI

Cumulative Performance                        Performance Fee
Differential vs. First Boston Index           Adjustment
-----------------------------------           ----------------
-100% of Performance Factor or more                -50%
-1% to -99% of Performance Factor                 0 to -50%
          0                                           0
1% to 99% of Performance Factor                   0 to +50%
100% of Performance Factor or more                   +50%


II. Assumptions
Calculation is for the period 12/1/96 to 1l/30/97

Fund Performance over 12 month period (12/l/96 - 1l/30/97) 11.O%
Index Performance over 12 month period (12/1/96 - 1l/30/97) 10.5%

Average assets over 12 month period (12/l/96 - 5/31/98) $225 million Quarterly assets (9/l/97 - 1l/30/97) $300 million

III. Calculation

a). Basic Fee (use the quarterly assets) = $300 million

                    Quarterly Rate
                    ---------------
First $100 million        0.106%     $106,000
Next $l00 million         0.100%      100,000
Next $100 million         0.094%       94,000
                                     ---------
                                     $300,000
                                     ==========


b). Basic Fee for incentive purposes (use average assets over the 12 month period) = $225 million

                        Quarterly Rate
                        ---------------
First $100 million           0.106%        $106,000
Next $100 million            0.100%         100,000
Next $25 million             0.094%          23,500
                                           ---------
                                           $229,500
                                           =========


Part of Table from page 6 of Advisory Agreement

Quarter Ending                Relevant period                Performance Factor
--------------                ------------------              -----------------
11/30/97                      12/1/96 - 11/30/97               67 BP


Performance Differential for Relevant Period
--------------------------------------------
Fund Performance        11.00%
Index Performance       10.50%
                      --------
                         0.50% or 50 BP's


A Performance Differential of 50 BP's would be 75% of the Performance Factor (67BP's) for the Relevant Period. Thus, the Performance Adjustment would be 75% ofthe +50% maximum positive fee adjustment, or 37.5% of the Basic Fee used in the incentive calculation. Therefore, multiply the $229,500 (Basic Fee for incentive purposes) by 37.5% to get a +%86.063 total adjustment for the quarter ending 1l/30/97.

Appendix A -Fee Calculation Example #2

I. Fee Schedule

BASE FEE

Net Assets               Annual Rate
------------------      ------------
First $100 million         0.425%
Next $100 million          0.400
Next $100 million          0.375
Next $100 million          0.350
Over $400 million          0.325


PERFORMANCE ADJUSTMENT
----------------------
Cumulative performance                        Performance Fee
Differential vs. First Boston Index           Adjustment
-----------------------------------          -----------------
-100% of Performance Factor or more              -50%
-1% to -99% of Performance Factor              0 to -50%
           0                                        0
1% to 99% of Performance Factor                0 to +50%
100% of Performance Factor or more                  50%

II. Assumptions:

Calculation is for the period 12/l/96 to 5/31/98

Fund Performance over 18 month period (12/l/96 - 5/31/98) 11.0%
Index Performance over 18 month period (12/1/96 -5/31/98) 10.5%

Average assets over 18 month period (12/l/96 - 5/31/98) $225 million Quarterly assets (3/1/98 - 5/31/98) $300 million

III. Calculation

a). Basic Fee (use the quarterly assets = $300 million)

                           Quarterly Rate
                          ---------------
First $100 million             0.106%               $106,000
Next S 100 million             0.100                 100,000
Next $100 million              0.094                  94,000
                                                    ---------
                                                    $300,000
                                                    =========

b). Basic Fee for incentive purposes (use average assets over the 18 month period = $225 million)

                              Quarterly Rate
                              --------------
First $100 million                0.106%             $106,000
Next $100 million                 0.100               100,000
Next $25 million                  0.094                23,500
                                                    ---------
                                                     $229,500
                                                    ==========

Part of Table from page 6 of Advisory Agreement

Quarter Ending                  Relevant Period               Performance Factor
--------------                  ----------------              ------------------
  5/31/98                       12/1/96 - 5/31/98                100 BP


PERFORMANCE DIFFERENTIAL FOR RELEVANT PERIOD

Fund Performance      11.00%
Index Performance     10.50%
                   ---------
                       0.50% or 50 BP's

A Performance Differential of 50 BP's would be 50% of the Performance Factor (1OOBP's) for the Relevant Period. Thus, the Performance Adjustment would be 50% of the +50% maximum positive fee adjustment, or 25% of the Basic Fee used in the incentive calculation. Therefore, multiply the $229,250 (Basic Fee for incentive purposes) by 25% to get a +$57,375 total adjustment for the quarter ending 5/31/98.

Appendix A - Fee Calculation Example #3

I. Fee Schedule

BASE FEE

Net Assets                     Annual Rate

First $100 million                0.425%
Next $100 million                 0.400
Next $100 million                 0.375
Next $100 million                 0.350
Over $400 million                 0.325


PERFORMANCE ADJUSTMENT

Cumulative Performance                                     Performance Fee
Differential vs. First Boston Index                       Adjustment
------------------------------------                  ------------------------
-100% of Performance Factor or more                              -50%
-1% to -99% of Performance Factor                              0 to -50%
              0                                                    0
1% to 99% of Performance Factor                                0 to +50%
100% of Performance Factor or more                                50%

II. Assumptions:

Calculation Is for the period 12/l/96 to 11/30/98

Fund Performance over 24 month period (12/l/96 - 11/30/98) 14.0%
Index Performance over 24 month period (12/1/96 - 1l/30/98) 12.8%

Average assets over 24 month period (12/1/96 - 11/30/96) $275 million Quarterly assets (9/1/98 - 1l/30/98) $375 mllllon

Ill. Calculation

a). Basic Fee (use the quarterly assets = $375 million)

                          Quarterly Rate
                          --------------
First $100 million              0.106%             %106,000
Next $l00 million              0.100               100,000
Next $100 million               0.094                94,000
Next $75 million                0.088                66,000
                                                  ---------
                                                   $366,000
                                                  =========

b). Basic Fee for incentive purposes (use average assets over the 24 month period = $275 million)


                             Quarterly Rate
                             ---------------
First $100 million              0.106%                 $106,000
Next $100 million               0.100                   100,000
Next $75 million                0.094                    70,500
                                                      -----------
                                                       $276,500
                                                     ============

Part of Table from page 6 of Advisory Agreement

Quarter Ending                Relevant Period              Performance Factor
--------------                ---------------              ------------------
  11/30/98                     12/1/96 - 11/30/98             133 BP

Performance Differential for Relevant Period

Fund Performance 14.00%
Index Performance 12.80%
                 --------
                   1.20%  or 120 BP's

Performance Differential of 120 BP's would be 90.2% of the Performance Factor (133BP's) for the Relevant Period. Thus, the Performance Adjustment would be 90.2% of the +50% maximum positive fee adjustment or 48.1% Of the Basic Fee used in the incentive calculation. Therefore, multiply the S276,500 (Basic Fee for incentive purposes) by 45.1% to get a +$124,702 total adjustment for the quarter ending 1l/30/98.

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